Exhibit 10.1

Ford Motor Company
One American Road
Dearborn, Michigan 48126

August 14, 2008

Visteon Corporation	Deutsche Bank Trust Company Americas
One Village Center Drive	60 Wall Street, 27th Floor, Mail Stop: NYC60-2710
Van Buren Twp., MI 48111	New York, NY 10005
Attn: John Donofrio, General Counsel	Attn: Luigi Sacramone, Escrow Team
Facsimile 734-710-7132	luigi.sacramone@db.com
jdonofri@visteon.com

Re:	Escrow Agreement dated October 1, 2005 (the “Agreement”) among Ford Motor Company, Visteon Corporation and Deutsche Bank Trust Company Americas (“Escrow Agent”)
Dear Messrs. Donofrio and Bayne:
Please confirm by signing below the following changes to the Agreement:

1.	Within five business days after the date hereof, Ford shall deposit an additional Fifty Million ($50,000,000) Dollars into the Escrow Fund.

2.	Section 1.1 of the Agreement is amended and restated to read as follows:
1.1 Amount of Deposit. Pursuant to the Visteon “A” Transaction Agreement, Ford shall deposit with the Escrow Agent on the date hereof (or, if the date hereof is not a Business Day, then the next Business Day thereafter) the sum of Four Hundred Million Dollars ($400,000,000). This amount shall constitute a separate escrow fund (together with such other amounts that may be deposited by Ford with the Escrow Agent pursuant to the terms of a letter agreement dated August 14, 2008 or otherwise (the “Additional Escrow Monies”) , the “Escrow Fund”) to be governed by the terms of this Agreement.
3.	Section 3.1 of the Agreement is amended and restated to read as follows:
3.1 Uncontested Reimbursements. If, within fifteen (15) Business Days after a Request for Escrow Reimbursement is received by the Escrow Agent and Ford pursuant to subsection 2.1, Ford has not delivered its objection to such Request for Escrow Reimbursement in writing to Visteon and the Escrow Agent, then the Escrow Agent shall distribute to Visteon from the Escrow Fund the amount requested in the Request for Escrow Reimbursement; provided, however, that (i) until such time that the disbursements from the Escrow Fund exceed Two Hundred Fifty Million Dollars ($250,000,000) (the “Initial Date”), the Escrow Agent shall disburse 100% of any Request for Escrow Reimbursement, (ii) after the Initial Date, an amount equal to the Escrow Earnings as of the Initial Date (less any amounts paid or payable to the Escrow Agent or other third parties pursuant to subsection 3.3 and Sections 4, and 7 of this Escrow Agreement up to and including the Initial Date) (“Special Escrow Earnings”) will also be available for disbursement at 100% of any Request for Escrow Reimbursement, (iii) after the Initial Date and the disbursement of all Special Escrow Earnings and prior to the deposit of the Additional Escrow Monies into the Escrow Fund, the Escrow Agent shall disburse only 50% of any Request for Escrow Reimbursement; (iv) after the Initial Date and the disbursement of all Special Escrow Earnings and after

August 14, 2008
the deposit of the Additional Escrow Monies into the Escrow Fund in accordance with this Agreement, the Escrow Agent may again disburse 100% of any Requests for Escrow Reimbursement up to the amount of the Additional Escrow Monies; (v) after the full amount of the Additional Escrow Monies has been disbursed, the Escrow Agent shall disburse only 50% of any Requests for Escrow Reimbursement; provided that the total amount of any Requests for Escrow Reimbursement disbursed at 50% under clauses (iii) and (v) may not exceed One Hundred Fifty Million Dollars ($150,000,000), and (vi) any remaining amounts in the Escrow Fund will be available for disbursement at 100% of any Request for Escrow Reimbursement. For example, if, after the Initial Date and the disbursement of all of the Special Escrow Earnings and either prior to the deposit of the Additional Escrow Monies or after all of the Additional Escrow Monies have been disbursed, Visteon submits a Request for Escrow Reimbursement in the amount of $5 million, then the Escrow Agent shall disburse only $2.5 million with respect to such request. If, however, after the disbursement of the Special Escrow Earnings and Four Hundred Fifty Million Dollars ($450,000,000), Visteon submits a Request for Escrow Reimbursement in the amount of $5 million, then the Escrow Agent shall disburse to Visteon with respect to such request the lesser of the amounts remaining in the Escrow Fund and $5 million. If Ford has delivered its objection to all or any portion of such Request for Escrow Reimbursement, then notwithstanding the foregoing provisions of this subsection, the Escrow Agent may distribute to Visteon from the Escrow Fund only such amounts permitted under subsection 3.2 hereof.
3.	Section 5 of the Agreement is amended to remove Weil, Gotshal & Manges LLP from the list of Visteon notice recipients.
All terms with initial capitalization used herein shall have the meanings specified in the Agreement. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

Sincerely,
/s/ Peter J. Sherry
Secretary

Agreed:

Deutsche Bank Trust Company Americas		Visteon Corporation

By:	/s/ Luigi Sacramone	By:	/s/ Heidi A. Sepanik

Title: Associate		Title: Secretary